Exhibit 4.8

                                                           ENGLISH TRANSLATION

        PRIVATE INSTRUMENT COVERING THE FIRST PUBLIC ISSUANCE OF COMMON DEBENTURES, DIVIDED INTO TWO SERIES OF THE SAME CLASS, WITHOUT GUARANTEE OR PREFERENCE, OF THE COMPANHIA ENERGETICA DE MINAS
                                GERAIS (CEMIG)

The following named companies hereby and in the manner prescribed by law, make the within private instrument covering the first public issuance of common debentures, divided into two series of the same class, without guarantee or preference, of the COMPANHIA ENERGETICA DE MINAS GERMS (CEMIG), hereinafter called the "INSTRUMENT", pursuant to and in accordance with the following clauses:

     (a) COMPANHIA ENERGETICA DE MINAS GERAIS - CEMIG, a combined public and private stock company, with headquarters in the city of Belo Horizonte, State de Minas Gerais, at Avenida Barbacena, 1200, entered in the CNPJ under number 17.155.730/0001-64, herein represented as prescribed in its corporate charter (hereinafter called the "ISSUER"); and

     (b) PLANNER CORRETORA DE VALORES S.A., named in this Instrument and designated as an intermediary financial institution authorized to act and operate as such by the Banco Central do Brasil and by the Securities Commission (CVM), having its headquarters in the city of Sao Paulo, State of Sao Paulo, at Avenida Paulista No. 2439- 11th floor, entered in the CNPJ under number 00.806.535/0001-54, representing the community of debenture holders who acquired the subject debentures of this issuance, herein represented as prescribed in its corporate charter (hereinafter referred to as the "FIDUCIARY AGENT");

                           CLAUSE I - AUTHORIZATION

1.1 The within INSTRUMENT is signed on the basis of the resolution passed at the Special General Meeting of Shareholders ("AGE") of the ISSUER held on September 14, 2001.

1.2 The ISSUER, through its Special General Meeting of Shareholders, delegated to the Board of Directors the execution of the resolution of issuance as well as those matters specified in items VI, VII and VIII of
Article 59 of Law No. 6.404 of December 15, 1976 ("Law 6404/76").

                            CLAUSE II - REQUISITES

The issuance of the subject debentures hereof (the "DEBENTURES") shall be carried out in accordance with the following requisites:

2.1      Filing and Publication of the Minutes of the Special General Meeting.

The minutes of the Special General Meeting referred to in item 1.1 were filed with the Board of Trade of the State of Minas Gerais under number 2658651 on October 2, 2001, and will be published in the Official Gazette of the State of Minas Gerais, in the newspaper "Hoje em Dia", and in the newspaper "O Estado de Sao Paulo".

2.2      Recording of the INSTRUMENT.

The present INSTRUMENT will be recorded with the Registrar of the Real Estate Registration Office of the city of Belo Horizonte, State of Minas Gerais, in accordance with what is required by section II of Article 62 of Law 6404/76.

2.3      Registration with the Securities Commission.

This public issuance of DEBENTURES will be registered with the Securities Commission (hereinafter referred to as the "CVM"), as prescribed by Laws Nos. 6385 of 12/7/1976, 6404 of 12/15/1976, 9457 of 5/5/1997 and other applicable laws and regulations.

                 CLAUSE III - CHARACTERISTICS OF THE ISSUANCE

3.1      ISSUER'S Corporate Purpose.

The ISSUER's corporate purpose is (i) to build and operate systems for producing, transforming, transmitting, distributing and selling electric energy and allied services that have been or will be licensed to it or to companies over which it maintains stock control; (ii) to engage in activities in different energy fields, and at any sources of energy, with a view towards the economic and commercial exploitation thereof, building and operating, among other things, electric energy generating, transmission and distribution systems; (iii) to provide consulting service within its area of expertise to companies in Brazil and overseas; (iv) to engage in activities that are directly or indirectly related to its corporate purpose; (v) to promote the perennial supply of water from waterways that constitute the hydrographic basins of the State of Minas Gerais, in which it has or will have hydro-electric facilities, and (vi) to create controlled or affiliated companies having the same purpose, pursuant to State Laws Nos. 828 of December 14, 1951; 8655 of September 18, 1984 and 12,653 of October 23, 1997.

3.2      Issuance Number and Division into Series.

The within INSTRUMENT constitutes the first issuance of the ISSUER's debentures, divided into two series.

3.3      Issuance Amount.

The amount of the present issuance is six hundred twenty-five million Reais (R$625,000,000), in two (2) series, with the first series on the DATE OF ISSUANCE being three hundred twelve million five hundred thousand Reais (R$312,500,000), and the second series being also three hundred twelve million five hundred thousand Reais (R$312,500,000).

3.4      Allocation of Funds.

The funds obtained through the issuance of DEBENTURES shall be allocated to the financing of projects in the area of electric energy generating, transmission and distribution, including the undertaking of projects involving partnerships with private sector companies, in accordance with the ISSUER's Generating and Transmission Projects Program for 2001 and 2002.

3.5      Placement and Distribution Procedure.

The DEBENTURES will be publicly distributed through the intermediary of financial institutions that compose the securities distribution system, i.e., through the Securities Distribution System (SDT), administered by the Associacao Nacional de Instituicoes do Mercado Aberto (ANDIMA) [National Association of Free Market Institutions] and operated by the Central de Custodia e de Liquidacao Financeira de Titulos (CETIP) [Central Office for Securities Custodianship and Financial Settlement], utilizing the specific distribution procedure stipulated in Article 33 of CVM Directive No. 13 of September 30, 1980, handling the DEBENTURES in chronological order, with no anticipated reserves existing, in the setting of minimum or maximum lots, with the customers of the banks coordinating this issuance and desirous of investing in these DEBENTURES being given preferential treatment. There shall be no preferential treatment of the ISSUER's current shareholders with respect to the subscription of the subject DEBENTURES hereof.

The public placement of the DEBENTURES shall begin only after the granting of the issuance registrations for each series by the CVM and the second publication of announcements respecting the inception of distribution. The placement of the second series DEBENTURES shall begin only after all of the first series DEBENTURES have been totally placed.

Those DEBENTURES that are not placed by the financial institutions contracted by the ISSUER will have to be cancelled by means of a resolution passed by the ISSUER's Special General Meeting of Shareholders.

3.6      Trading Registration.

The DEBENTURES will have to be registered for trading with the (i) National Debentures System (hereinafter the "SND"), administered by ANDIMA and operated by CETIP, and (ii) the BOVESPA FIX Trading System of BOVESPA (hereinafter "BOVESPA FIX"), with custodianship duties being handled by the Companhia Brasileira de Liquidacao e Custodia (hereinafter "CBLC").

3.7      Certificates of Debenture.

The ISSUER will not issue debenture certificates. For all due legal purposes, title to the DEBENTURES shall be evidenced by an extract issued by the Banco Itau S.A., the financial institution responsible for the accounting of the DEBENTURES and for the banking services mandated by this issuance (hereinafter called the "AGENT BANK" and/or the "ACCOUNTING BANK"). In addition, the CETIP's Asset Position Report will be issued by the SND, accompanied by receipt in the name of the debenture-holder, issued by the financial institution responsible for the custodianship of these securities, whenever they are deposited with the SND. For DEBENTURES deposited with the CBLC, a custody receipt will be issued by the CBLC in the name of the debenture-holder.

                CLAUSE IV - CHARACTERISTICS OF THE DEBENTURES

4.1      Basic Characteristics.

4.1.1. - Total value of the issuance: The total amount of the issuance will be six hundred twenty-five million Reais (R$625,000,000) on the DATE OF ISSUANCE.

4.1.2. - Unit face value: The unit face or par value of the DEBENTURES will be ten thousand Reais (R$10,000) on the DATE OF ISSUANCE.

4.1.3. - Number of series: The issuance will consist of two (2) series, each amounting to three hundred twelve million five hundred thousand Reais (R$312,500,000).

4.1.4. - Number of debentures: Sixty-two thousand five hundred (62,500) DEBENTURES will be issued, with thirty-one thousand two hundred fifty (31,250) being the first series and thirty-one thousand two hundred fifty (31,250) being the second series.

4.1.5. - Issuance date: For all due purposes and effects, the issuance date will be November 1, 2001 (the "DATE OF ISSUANCE").

4.1.6. - Maturity term: The term of maturity of the first series DEBENTURES will be eight (8) years from the DATE OF ISSUANCE, i.e., November 1, 2009 (the "FIRST SERIES MATURITY DATE"), and the term of maturity of the second series DEBENTURES will be ten (10) years from the DATE OF ISSUANCE, i.e., November 1, 2011 (the "SECOND SERIES MATURITY DATE"). At each maturity date, the ISSUER shall be obligated to proceed with the payment of the DEBENTURES of the respective series still outstanding at the indexed par value, if such is the case, plus compensatory interest.

4.1.7. - Form: The DEBENTURES will be registered, without issuance of certificates, in accordance with the provisions embodied in item 3.7 of Clause III.

4.1.8. - Class: The DEBENTURES will be common or ordinary, i.e., they shall not be convertible into stock.

4.1.9. - Type: The DEBENTURES will be of the type without guarantees or preference (chirographic).

4.1.10. - Alternative payment mechanism: In the event of non-payment by the ISSUER of any sum due with respect to the DEBENTURES or pursuant to the terms and conditions of this INSTRUMENT on the respective maturity dates, the DEBENTURES shall have the status of LEGAL TENDER, and shall be accepted as mandatory by the ISSUER as payment in kind by the debenture-holders for electric energy supply accounts billed by the ISSUER, in accordance with the terms of Clause VI - Alternative Payment Mechanism - LEGAL TENDER.

4.2      Effective Periods for Payment/Renegotiation.

For purposes of this INSTRUMENT and the present issuance, the term "Effective Payment Periods" means the interval of time in which the conditions for indexing the face value and the compensatory interest of the DEBENTURES, as defined in items 4.3 and 4.4 below, remain constant. It has already been stipulated that the "First Effective Payment Period" of the DEBENTURES will commence, in respect of both series, on the DATE OF ISSUANCE, with the maturity for the first series being November 1, 2005, and the second series being November 1, 2006.

The ISSUER's Board of Directors shall be responsible for resolving upon the terms and conditions of those DEBENTURES that will mature during subsequent "Payment Effectiveness Periods". The ISSUER's resolutions on the terms and conditions for renegotiating the DEBENTURES will be communicated by the ISSUER by publication, in accordance with items 4.10 below, within fifteen (15) business days prior to the close of each "Payment Effectiveness Period", advising:

a) The term of the next payment effectiveness period, adhering to the period established by Pertinent laws;

b) The terms and conditions of the payment and monetary indexing, if any, to be applied during the next payment effectiveness period, and

c) The interest maturity dates.

In the event that the debenture-holders do not agree with the conditions established by the ISSUER for the next "payment effectiveness period," or in the event that such conditions are not published by the ISSUER, the debenture-holders may between the 15th and 5th business days (inclusive) prior to the date of renegotiation, state their intent, through the respective custodianship system to which they are linked, to exercise their option to sell their DEBENTURES to the ISSUER, without prejudice to the ability of call for the advance maturity of the DEBENTURES in the event that there is failure to publish the terms and conditions of renegotiation referred to in this paragraph, in accordance with sub-item e) of item 5.2 below.

The ISSUER undertakes to acquire all of the DEBENTURES on the closing dates of each "payment effectiveness period" from debenture-holders who do not accept the conditions established by the ISSUER for the coming period. The DEBENTURES will be acquired at their monetarily indexed par value, if such is the case, plus the payment calculated pro rata temporis as defined for the matured period.

Any DEBENTURES acquired by the ISSUER may be cancelled, or may remain in the ISSUER's treasury, or may be re-placed on the market.

Payment:

The DEBENTURES shall be paid as follows:

4.3      Indexing of the Face Value.

During the "First Payment Effectiveness Period" of both series of DEBENTURES, as defined in item 4.2, the face value of the DEBENTURES shall be indexed according to changes in the General Price Index - Market ("IGPM"), published by the Getulio Vargas Foundation (FGV), commencing from the DATE OF ISSUANCE, calculated on a pro rata temporis basis, using a 360-consecutive-day year as a base.

The face value of the DEBENTURES shall be indexed by the following formula:

                      [     dcp        dcp               dcp ]
                      [        1          2                 n]
                      [     ----       ----              ----]
                      [     dct        dct               dct ]
                      [[       1          2                 n]
          VNa = VNe x [[NI ]      [NI ]           [NI   ]    ]
                      [[  1]      [  2]           [  n  ]    ]
                      [[---]     z[---]      x---x[-----]    ]
                      [[NI ]      [NI ]           [NI   ]    ]
                      [[  0]      [  1]           [  n-1]    ]

where,

VNa     is the indexed unit face value;
VNe is the unit face value or balance of the unit face value, if applicable;
NI
  0 is the value of the IGPM index-number for the month prior to the start of indexing;
NI
  1 is the value of the IGPM index number for the month in which indexing starts;
NI
  2 is the value of the IGPM index number for the month following the month in which indexing starts;
NI
   n is the value of the IGPM index number for the month previous to the month of indexing up to the anniversary date of the asset. After the anniversary date, the value of the index-number for the month of indexing;
NI
   n-1  is the value of the IGPM index number for the month previous to month
        "n";
dcp is the number of consecutive days from the last base date to the date of indexing;
dct is the number of consecutive days counted between the last and next base date.

The IGPM will have to be used by considering an identical number of decimal places disclosed by the agency responsible for calculation thereof.

The application of the IGPM will be for the lesser period allowed by current law, without any need to adjust the INSTRUMENT or undertake any other formality.

In the event of termination of the IGPM or in the event that it is legally impossible to apply the IGPM to the DEBENTURES, the legal parameter, if any, to be determined shall be used as a replacement. In the event that there is no legal replacement, the FIDUCIARY AGENT within a maximum period of ten (10) days from the date on which the index is terminated (as defined below), will have to hold a General Meeting of Debenture-holders (in the manner and within the deadlines stipulated in Article 124 of Law No. 6404/76) for deliberating and resolving in common accord with the ISSUER, adhering to BACEN/CVM Joint Decision No. 07/99 and/or applicable regulations, on the new parameter for payment of debentures to be proposed by the ISSUER. Absent a legal criterion, the same Meeting shall deliberate and resolve on what payment will be applied to the debentures in the period between the date of the last payment and the date of the said Meeting. Understood by the term "Index Termination Date" is
(i) the date on which the IGPM is officially announced as terminated by the Getulio Vargas Foundation or (ii) in the event that there is no official announcement, the date on which two (2) full months elapse without the IGPM being published by the aforementioned Getulio Vargas Foundation.

Subject to what is set forth in the preceding paragraph, if no IGPM is published by the maturity date of any of the ISSUER's pecuniary obligations, the last available IGPM shall be applied, calculated pro rata temporis for the number of consecutive days to the date of actual payment, with no compensations or off-setting being due between the ISSUER and the debenture-holders when the applicable IGPM is subsequently published.

In any of the cases mentioned in this item 4.3, should the new payment of DEBENTURES fail to be approved by the debenture-holders representing two-thirds (2/3rds) of the total number of outstanding debentures, the DEBENTURES will have to be redeemed in their entirety within a period of thirty (30) days from the date on which the General Meeting of Debenture-holders is held, at their unit face value, plus the payment due by the redemption date, calculated pro rata temporis commencing from the DATE OF ISSUANCE or the date of last payment, as the case may be, using the available IGPM as the base, with no compensations or off-setting being due between the ISSUER and the debenture-holders with respect to such event. The redemption referred to in this clause shall not be increased by any type or kind of premium.

4.4      Conventional Interest.

During the "First Payment Effectiveness Period" of both series, the DEBENTURES, commencing from the DATE OF ISSUANCE, shall be entitled to conventional interest, based upon 360 consecutive days a year, applied to the unit face value, indexed in accordance with item 4.3 above, and in accordance with the application of the following formula:

                         [                DP      ]
                         [                __      ]
                         [                DT      ]
                         [[            n ]        ]
                         [[           ---]        ]
                         [[           360]        ]
                         [[(     rate)   ]        ]
               J = VNa x [[( 1 + ----)   ]     -1 ]
                         [[(      100)   ]        ]

where:

J     is the amount of interest due at the end of each capitalization period;
VNa is the unit face value or balance of the indexed face value, as previously described;
rate  is the fixed annual interest rate, defined in accordance with
      4.4.1 below;
n     is the number of consecutive days between the date of the next event and the date of the previous event;
DT    is the number of consecutive days between the last and next event;
DP is the number of consecutive days between the last event and the current date.

4.4.1. - Having abided by the limits established by the Special General Meeting, the final payment of the DEBENTURES of both series shall be determined by the bookbuilding process that is approved at a meeting of the ISSUER's Board of Directors, the minutes of which meeting shall be published within two (2) days following the meeting, and will have to contain announcement of the inception of the public distribution of the DEBENTURES, to be published in accordance with what is defined in item 4.10 below.

4.4.1.1 - After the final rate has been determined in accordance with what is described in item 4.4.1 above, the within INSTRUMENT shall be the subject of a rider so that the aforesaid rate becomes part thereof.

4.4.2. - The conventional interest shall be paid to the debenture-holders annually on the 1st of November in the years 2002, 2003, 2004, and 2005 for the two series, and for the second series, also on November 1, 2006, observing the provisions of item 4.9.2 below.

4.5      Limit of Issuance.

The present issuance adheres to the limits set forth in Article 60 of Law 6404/76, since the ISSUER's stock capital on the DATE OF ISSUANCE was one billion five hundred eighty-nine million nine hundred ninety-four thousand nine hundred eighty four Reais and thirty-two centavos (R$1,589,994,984.32).

4.6      Preferential Right.

There shall be no preferential rights granted to the current shareholders of the ISSUER with respect to the subscription of the DEBENTURES.

4.7      Subscription.

4.7.1. - Subscription period.

The subject DEBENTURES of this issuance may be subscribed to at any time within the stipulated period for public distribution. The subscription shall be conducted in accordance with the procedures of the SDT, as allowed by the CETIP.

4.7.2. - Subscription price.

The subscription price of the DEBENTURES shall be their unit par value, indexed in accordance with item 4.3 above, plus conventional interest, calculated pro rata temporis from the DATE OF ISSUANCE or from the last payment date of the conventional interest, as the case may be, to the actual subscription date.

4.7.3. - Settlement and form of payment.

The settlement for the price of the DEBENTURES shall be made on site at the time of the subscription; the settlement currency shall be Brazilian Reais.

4.8      Amortization.

Amortization of the DEBENTURES is not scheduled before the respective maturity dates of each series.

4.9      Terms of Payment.

4.9.1. - Payment of principal and place of payment.

The total amount of the principal of the DEBENTURES shall be paid on the maturity dates of the respective series, i.e., November 1, 2009 for the first series, and November 1, 2011, for the second series. Payments for the debentures shall be made as follows: (a) by using the procedures adopted by the SND and allowed by the CETIP for debentures registered for trading with the SND; (b) by using the procedures adopted by the CBLC for debentures registered with BOVESPA FIX; (c) at the ISSUER's headquarters, or if such is the case, (d) at the principal office of the ACCOUNTING BANK.

4.9.2. - Extension of periods.

Extensions of the periods established for payment of any obligation by any of the parties shall be considered, including by the debenture-holders, insofar as concerns the payment of the subscription price, up to the first subsequent business day if the maturity date coincides with the day on which business or banking is not done in the cities of Sao Paulo and/or Belo Horizonte in the States of Sao Paulo and Minas Gerais, respectively, without any increase in the amounts to be paid, exception made for those cases where payments have to be made by the CETIP or by the CBLC, an event in which an extension will be granted only when the payment date coincides with a national holiday or a Saturday or Sunday.

4.9.3. - Arrears penalties and charges.

Should there be any tardiness or delay in the payment of any sum due the debenture-holders, any such debts in arrears shall be subject to an arrears penalty of ten percent (10%) of the sum due, plus arrears interest calculated from the date when payment was due to the date of actual payment at the rate of one percent (1%) per month on the amount due, independently of any notice, notification or judicial or extra-judicial appeal, in addition to expenses incurred for collection.

4.9.4. - Lapse of right to additional sums.

Without prejudice to what is stated in the preceding item, failure by the debenture-holder to receive the amount corresponding to any of the ISSUER's pecuniary obligations on the dates stipulated in this INSTRUMENT, or in a communication published by the ISSUER, shall not entitle it to receive conventional interest and/or arrears penalties for the period covered by the delay in payment; however, it shall still be assured of the rights acquired up to the respective due-date.

4.9.5. - Alternative form of receipt.

Without prejudice to what is stated in Clauses VI and VII below, in the event that it is decided by debenture-holders representing one hundred percent (100%) of the outstanding debentures gathered at a General Meeting of Debenture-holders called especially for deliberating and resolving upon the matter, the payment of any sum due by the ISSUER under the terms hereof, may be made by payment in kind of assets and/or rights acceptable to the debenture-holders.



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

With the exception of what is stipulated in Clauses VI and VII below, no payment of sums due by the ISSUER under the terms of the INSTRUMENT may be made in any form other than Brazilian Reais without the approval of the debenture-holders pursuant to this clause.

4.10      Communications.

4.10.1. - Publicity

All acts and decisions that in any way or form involve the interests of the debenture-holders, will have to be communicated in the form of notices published in the national edition of the newspaper, "0 Estado de Sao Paulo", on the ISSUER Internet web page (http://www.cemig.com.br), as well as in the Official Gazette of the State de Minas Gerais and in the newspaper "Hoje em Dia", with the exception of the announcements of start and closing of distribution, which shall be published only in the national edition of the newspaper "Valor Economico".

4.10.2. - Addresses

For the ISSUER:        COMPANHIA ENERGETICA DE MINAS GERMS - CEMIG
                       Av. Barbacena, 1200, Belo Horizonte, MG
                       CEP: 30190-131
                       Attn. Joao Batista Pezzini
                       Manager of Project Financing
                       Telephone: (31) 3299-3015
                       Facsimile: (31) 3299-3790
                       E-mail: pezzini@cemig.com.br

For the FIDUCIARY      PLANNER CORRETORA DE VALORES S.A.
AGENT                  Av. Paulista, 2439 - 11th Floor
                       CEP: 01311-300
                       Attn. Viviane Rodrigues
                       Telephone: (11) 3061-9444
                       Facsimile: (11) 3061-0964
                       E-mail: agfiduciario@planner.com.br

For the AGENT BANK     Banco Itau S.A.
                       Rua Boa Vista, 185, 4th Floor, Sao Paulo, SP CEP: 01014-001
                       Attn. Jose Idelfonso Nieri
                       Telephone: (11) 237-1906 / 237-1905
                       Facsimile: (11) 237-1917
                       E-mail: jose.nieri@itau.com.br



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

For CETIP              Central de Custodia a de Liquidacao Financeira de Titulos
                       Rua Libero Badaro, 425, 24th Floor
                       CEP: 01009-000
                       Attn. Gisele Cristina Savian
                       Telephone: (11) 3111-1596
                       Facsimile: (11) 3115-1664
                       E-mail: giselecristina@cetip.com.br

4.10.3. - Communications will be considered delivered when received with an official record or with a "notice of receipt" issued by the Post Office, or else by telegram at the above-indicated addresses. Communications sent by facsimile or e-mail shall be considered received on the date they are sent, provided that the receipt thereof is confirmed by a device that so indicates (i.e., receipt issued by the machine used by the sender). The respective originals will have to be sent to the addresses shown above within five (5) business days following the sending of the message.

4.10.4. - A change in any of the addresses indicated above will have to be immediately communicated to all parties by the ISSUER.

             CLAUSE V - OPTIONAL ACQUISITION AND ADVANCE MATURITY

5.1      Optional Acquisition.

The ISSUER may at any time acquire the outstanding DEBENTURES on the market for a price not greater than their face value, monetarily indexed, if such is the case, plus any conventional interest, observing what is stipulated in
Article 55 of Law No. 6404/76. The subject DEBENTURES of such acquisition may be cancelled, or kept in the ISSUER's treasury or re-placed on the market.

5.2      Advance Maturity.

The FIDUCIARY AGENT may declare the advance maturity of all obligations relative to the DEBENTURES, and demand the immediate payment by the ISSUER of the par value thereof, monetarily indexed if applicable, plus any conventional interest due at the effective payment date, irrespective of notice, court summons or court notice, in the event of any one of the following occurrences:

a) The non-payment of the principal or interest due on the DEBENTURES at the respective maturity dates;

b) Legal and repeated protest of the securities lodged against the ISSUER, the total amount of which exceeds ten million Reais (R$10,000,000), except if the protest has been erroneously made or constitutes bad faith on the part of a third-party, provided that this is validly evidenced by the ISSUER or by any one of its controlled companies and/or subsidiaries (the "SUBSIDIARIES"), or if cancelled or further if collateralized by court order, in any case within a maximum period of thirty (30) days from the date on which written notice sent by the FIDUCIARY AGENT was received;

c) An order to reach agreement with creditors for preventing bankruptcy, or bankruptcy per se declared by the ISSUER or by any one of its SUBSIDIARIES;

d) Failure by the ISSUER to perform any obligation stipulated in this INSTRUMENT, including the failure to publish the terms and conditions governing the re-negotiation referred to in item 4.2, which failure to publish has not been corrected in thirty (30) days from the date on which written notice sent by the FIDUCIARY AGENT was received;

e) If the ISSUER (or any one of its SUBSIDIARIES) fails to pay without due justification on the maturity date, or fails to take the required judicial and/or legal measures for non-payment, of any debt or any other obligation payable by the ISSUER (or any one of its SUBSIDIARIES), in accordance with any agreement to which it is party either as partner or guarantor or endorser, involving a sum equal to or greater than ten million Reais (R$10,000,000);

f) Advance maturity of any debt of the ISSUER (or any one of its SUBSIDIARIES), in an amount equal to or greater than ten million Reais (R$10,000,000), by reason of contractual or non-contractual non-performance, the amount of which can in any way prejudice the performance of the ISSUER's pecuniary obligations as set forth in the present INSTRUMENT;

g) Privatization, liquidation, dissolution, termination, break-up and/or any form of corporate reorganization involving the ISSUER and/or its assets, except if such corporate reorganization occurs in accordance with the provisions of Clause XI of this INSTRUMENT;

h) Termination for any reason of any of the concession agreements or contracts held by the ISSUER and/or by any one of its SUBSIDIARIES, and

i) Issuance of any securities and/or the contracting of any obligations that can in any way affect the Alternative Payment Mechanism - LEGAL TENDER, in accordance with what is established in Clause VI below.

5.2.1. - Should any of the events mentioned in 5.2 above occur, save for the non-payment of principal and interest on the DEBENTURES, termination, dissolution or bankruptcy of the ISSUER, the ISSUER may convene a General Meeting of Debenture-holders pursuant to the terms of item 10.1 below to request that the debenture-holders waive their right to declare the advance maturity of the debentures. A waiver granted in any of these cases of advance maturity will have to be approved by debenture-holders representing two-thirds of the outstanding debentures, gathered at a General Meeting of Debenture-holders especially convened by the ISSUER for such purpose. In the event of the approval of the waiver by the debenture-holders, the ISSUER will have to redeem the debentures held by the debenture-holders who have not agreed with the respective waiver; this redemption shall be made within a period of ten (10) business days from the date of the General Meeting of Debenture-holders, and shall be for the indexed face value plus the payment calculated pro rata temporis.

           CLAUSE VI - ALTERNATIVE PAYMENT MECHANISM - LEGAL TENDER

6.1 In the event of non-payment by the ISSUER of any sum due with respect to the DEBENTURES or pursuant to the terms and conditions of this INSTRUMENT on the respective maturity dates, and without prejudice to what is stipulated in items 4.4 - Conventional Interest - and 4.9.3 - Penalty and Arrears Charges - any and all sums due in connection with the DEBENTURES, including but not limited to conventional interest and/or penalties and other arrears charges, due and unpaid by the ISSUER as of the dates established in the present INSTRUMENT, shall be LEGAL TENDER and may be used by the debenture-holders at any time as payment of electric energy supply accounts billed by the ISSUER, which shall be considered a payment in kind by the debenture-holders for the sums due them in connection with the DEBENTURES, including but not limited to conventional interest, penalties and other arrears charges, if applicable; the foregoing shall be considered a credit against the debt represented by the ISSUER's invoice for the supply of electric energy.

6.2 Those debenture-holders who pursuant to the terms of item 7.1 below notify the FIDUCIARY AGENT of their intent to use the LEGAL TENDER, shall be automatically exempting the FIDUCIARY AGENT from the obligation of initiating the proceedings necessary for executing the DEBENTURES and the other proceedings stipulated in Article 13 of CVM Directive No. 28/83, without prejudice however to the rights of said debenture-holders in the event that the LEGAL TENDER is not utilized with respect to all of the DEBENTURES held by them, or is otherwise insufficient for the liquidation of all of the DEBENTURES of these debenture-holders.

6.3 The daily computation of the unit face value of the DEBENTURES plus conventional interest and penalties and other arrears charges for purposes of the referenced payment-in-kind, shall be made by the AGENT BANK, the FIDUCIARY AGENT and the ISSUER, and reported by the AGENT BANK on that same date to the ISSUER, to CETIP, to the CBLC and to the FIDUCIARY AGENT. The calculation, withholding and collection of the income tax due by the debenture-holder shall be in adherence to the terms of the governing law.

            CLAUSE VII - PROCEDURES FOR UTILIZING THE LEGAL TENDER

7.1 In the event that the ISSUER fails to pay any amount due with respect to the DEBENTURES or under the terms of this INSTRUMENT on the respective maturity dates, the mechanism of LEGAL TENDER herein provided may be used by the debenture-holders. The ISSUER's debenture-holders may come to the ISSUER's principal offices, which are located at Avenida Barbacena 1200, 5th floor, in the city of Belo Horizonte, State of Minas Gerais, Department of Income Management (telephone 31-3299-4278/3349-3218) during business hours, bringing with them the original of the invoice(s) and/or customer account statement that is to be paid, along with a receipt in duplicate that evidences title to or ownership of the DEBENTURES (the "RECEIPT"), which receipt is issued by the AGENT BANK in accordance with what is stipulated in item 7.2 below, and will have to advise the FIDUCIARY AGENT immediately and formally of his (her, its) intention to use the LEGAL TENDER mechanism.

7.1.1. - In the event that the amount of all of the DEBENTURES held by a debenture-holder is not sufficient for covering payment of the total amount of the debt represented by the electric energy supply invoices issued by the ISSUER, the debenture-holder will have to pay the difference in cash or check to the ISSUER.

7.1.2. - In case the amount of all of the DEBENTURES held by a debenture-holder is greater than the total amount of the debt represented by the electric energy supply invoices issued by the ISSUER, the debenture-holder will have to use the mechanism described in this Clause VII with respect to each DEBENTURE held by him (her, it) until the total amount of these DEBENTURES is equal to, less than (observing what is stated in item 7.1.1 above) or greater than the value of the electric energy supply invoice or statement, maintaining in full all of his (her, its) rights with regard to the DEBENTURES that were not used under the terms of this Clause VII.

7.1.3. - In the event a debenture-holder uses or holds a single DEBENTURE and the amount of the debit, total or residual (in the case set forth in item
7.1.2 above) is less than the value of said DEBENTURE, and only in this case, then said debenture-holder shall have the option of using the mechanism described in this Clause VII with respect to that DEBENTURE up to the amount of the debit, maintaining in full all of his (her, its) rights with regard to the residual balance of this DEBENTURE, which will be the subject matter of a separate document signed by the ISSUER, by the debenture-holder and by the FIDUCIARY AGENT, wherein the ISSUER will acknowledge the amount due and will allow said amount to be offset against future electric energy supply invoices to be issued in the future by the ISSUER to the debenture-holder.

7.2 For purposes of using the LEGAL TENDER mechanism, debenture-holders will have to request the AGENT BANK to issue a receipt. Through the issuance of such receipt, the subject DEBENTURES of the receipt will be withdrawn from the CETIP and/or the CBLC, noting where the DEBENTURES are registered, and shall be accounted for solely by the ACCOUNTING BANK.

7.3 Through the implementation of the procedures set forth in item 7.1 above, the ISSUER will have to cancel the customer invoices and statements and report to the FIDUCIARY AGENT the total number of DEBENTURES that were used for payment-in-kind, the names of the debenture-holders who used the LEGAL TENDER mechanism and the customer invoices and statements used for such purpose.

7.4 The FIDUCIARY AGENT will be responsible for collecting and centralizing the data transmitted by the ISSUER, in accordance with what is stipulated in item 7.3 above, and will have to consolidate this data into a report that will be sent to the AGENT BANK and the ISSUER. On the basis of the data provided by the FIDUCIARY AGENT, the AGENT BANK will have to transfer to the ISSUER the debentures that were used as LEGAL TENDER by the debenture-holders. The DEBENTURES received by the ISSUER as payment-in-kind under the terms of this Clause VII will have to be cancelled immediately.

7.5 Having observed the procedures established above, those institutions authorized (now or in the future) to receive payment for electric energy supply invoices or statements issued by the ISSUER, in accordance with collection agreements made with the ISSUER ("COLLECTION AGENTS") may also use the LEGAL TENDER mechanism for DEBENTURES owned by them for paying the ISSUER their obligations deriving from having to turn over to the ISSUER sums of money relative to electric energy supply statements received from the ISSUER that have been paid by the ISSUER's customers to the COLLECTION AGENTS under the terms of the respective collection agreements, irrespective of whether these sums have been paid by customers in cash or by check or by any other means.

7.6 The ISSUER may furthermore authorize financial institutions who may be (now or in the future) COLLECTION AGENTS to use the LEGAL TENDER mechanism relative to the DEBENTURES as a means for debiting balances existing in the collection accounts of the ISSUER that are maintained with such financial institutions, for receiving credits relative to electric energy supply invoices and statements for the value of the DEBENTURES held by said financial institutions at the time of utilizing the LEGAL TENDER mechanism, without prejudice to the obligation of delivering the DEBENTURES to the ISSUER in accordance with what is established in item 7.1 above.

              CLAUSE VIII - ADDITIONAL OBLIGATIONS OF THE ISSUER

8.1 After observing the other obligations stipulated in this INSTRUMENT, the ISSUER moreover undertakes:

8.1.1. - To furnish the FIDUCIARY AGENT:

(a) within a maximum period of sixty (60) days after the end of its first corporate quarter, a copy of its complete financial statements relative to the respective quarter;

(b) within a maximum period of ninety (90) days after the end of each corporate year, a copy of its complete financial statements relative to the respective year; accompanied by a report of the independent auditors, as well as a copy of any communication sent by the said independent auditors to the ISSUER, or the latter's management, containing its comments relative to the ISSUER's accounting system, management or financials;

(c) a copy of the periodic information that may be required pursuant to CVM Directive No. 202 of 12/6/1993, within the deadlines stipulated therein;

(d) at least three (3) days in advance, the notice of convocation of any General Meeting, and soon thereafter copies of all minutes of all General Meetings, as well as the date and agenda of the meeting to be held and all sessions of the Board of Directors, the Executive Committee and the Board of Supervising Auditors;

(e) the minutes and resolutions referred to in item 4.10.1 on the same date of its publications;

(f) immediately, any information relevant to the within issuance of DEBENTURES;

(g) a copy of any correspondence or legal or extra-legal notification received by the ISSUER with respect to the DEBENTURES, to this INSTRUMENT, or relative to the implementation and functioning of the LEGAL TENDER mechanism, immediately after its receipt;

(h) evidence of performance of its obligations to the debenture-holders within a maximum period of five (5) days from the respective due-date or maturity date;

(i) information respecting the occurrence of any of the events indicated in item 5.2 -Advance Maturity - immediately after the occurrence, and

(j) within a maximum period of thirty (30) days after the end of each corporate year, the following information with a base date of 12/31 relative to the respective corporate year: (i) amount of pension and employee obligations; (ii) amount of assets encumbered with real guarantees and (iii) amount of discounted bills and pledged securities.

8.1.2. - To proceed with the appropriate publication of the economic and financial data, pursuant to the terms required by Law No. 6404/76, including the publication of its annual financial statements.

8.1.3. - To maintain updated books and make all accounting entries in accordance with generally-accepted principles of accounting in Brazil, and to permit representatives of the FIDUCIARY AGENT (or an independent auditor retained by it at the ISSUER's expense) to have unrestricted access to the ISSUER's books and other accounting records.

8.1.4. - To convene in accordance with the terms of item 10.1 of this INSTRUMENT, the General Meeting of Debenture-holders for deliberating and resolving upon any of the matters that directly or indirectly relate to the within issuance, in the event that the FIDUCIARY AGENT does not do so.

8.1.5. - To comply with any and all directives issued by the CVM by submitting whatever documents and other information are requested.

8.1.6. - To submit, as prescribed by law, its books and Balance Sheets to the independent auditor registered with the CVM for examination.

8.1.7. - To always keep the company's registration with the CVM updated, and to furnish its shareholders and debenture-holders with properly-prepared and updated financial statements, as stipulated in Article 176 of Law No. 6404/76, whenever requested.

8.1.8. - To keep a corporate body adequately functioning so that it can efficiently respond to shareholder concerns and needs, or else to contract with an authorized financial institution for this very same purpose.

8.1.9. - Not to engage in any activities that are outside the corporate purpose, adhering to the provisions of current statutes, laws and regulations.

8.1.10. - To notify the FIDUCIARY AGENT regarding any act or event that might interrupt or suspend the ISSUER's business.

8.1.11. - Not to pay dividends, save for what is stipulated in Article 202 of Law No. 6404/76, nor any other share in its earnings that may be called for under its by-laws, if it is in arrears on the payments due to debenture-holders in connection with any securities, and particularly the subject DEBENTURES of this INSTRUMENT; this prohibition will cease as soon as the condition of arrears is corrected and terminated.

8.1.12. - To acquire, in the event of a change in the ISSUER's stock control, the subject DEBENTURES of this issuance that are outstanding, at the option of those debenture-holders who have not agreed to remain the ISSUER's debenture-holders after the change in stock control. The offer to buy shall be communicated to the debenture-holders through a specific notice published within a period of up to fifteen (15) days from the actual date of change in the stock control, defined as the date of signing the purchase & sale agreement, with a period of not less than sixty (60) days allowed for the debenture-holders to make known their intentions in accordance with the procedures described above, with the said period commencing from the date of publication of the notice. The acquisition of the DEBENTURES by the ISSUER will have to occur within a maximum of thirty (30) days from the date on. which the debenture-holders make known their intentions. For purposes of what is stipulated in this item, the term "change in stock control" is understood as the direct or indirect sale by the current controlling entity of the ISSUER, the Government of the State of Minas Gerais, of 51% of the ISSUER's voting stock.

8.1.13. - To maintain adequate insurance coverage on its assets, consonant with current practices.

8.1.14. - Not to engage in or undertake acts that are not in accord with the ISSUER's by-laws and the present INSTRUMENT, in particular those that may directly or indirectly compromise the full and timely performance of the obligations assumed by the ISSUER vis-a-vis the community of debenture-holders.

8.1.15. - To keep all required licenses, permits, authorizations, concessions and the like that are required for the ISSUER's regular operations current and up-to-date, making any and all payments necessary therefore.

8.1.16. - To remain current in all payments due the Federal, State or municipal tax authorities.

8.1.17. - To maintain and preserve all of its (tangible and intangible) assets necessary and useful for the proper conduct of its business in proper order and operating condition, save for normal usage and wear & tear.

8.1.18. - As long as the DEBENTURES continue to exist, not to make any material changes in the nature of its business, as same are conducted as of the date of this INSTRUMENT, and not to make any changes in the legal structure of its business, as such structure exists on the date of this INSTRUMENT, except when required by current law(s) or regulations issued by the appropriate regulatory agency.

8.1.19. - To comply fully and unequivocally with all applicable laws, rules, regulations and directives in any jurisdiction in which its conducts business or has assets.

8.2 Moreover, the ISSUER will have to deposit all of the funds obtained through the issuance of the DEBENTURES in a specific account opened at a first-class financial institution, the name of which is to be made known to the FIDUCIARY AGENT before the start of the public placement of the DEBENTURES ("ACCESSORY ACCOUNT").

8.2.1. - The ISSUER will have to send the FIDUCIARY AGENT by the 10th business day of each quarter commencing from the DATE OF ISSUANCE, an extract of the ACCESSORY

ACCOUNT, showing all movements that occurred in said account during the previous quarter, along with a report on such movements that evidence the use of the funds obtained through this issuance for the purposes described in item
3.4 above.

8.2.2. - Extracts of said ACCESSORY ACCOUNT and the respective reports shall be held at the disposal of the debenture-holders by the FIDUCIARY AGENT.

8.2.3. - The funds deposited in the ACCESSORY ACCOUNT will have to be used solely and exclusively for the investment purposes described in item 3.4 of Clause III above.

                         CLAUSE IX - FIDUCIARY AGENT

9.1      Appointment.

The ISSUER constitutes and appoints the above-identified entity as the FIDUCIARY AGENT for the subject issuance of this INSTRUMENT, who herein and as prescribed by law accepts the said appointment so that it can, pursuant to law, represent the community of debenture-holders before the ISSUER.

9.2      Declaration.

The FIDUCIARY AGENT of the debenture-holders, appointed herein, declares under penalty of law:

(a) That it does not have any legal impediment under ss. 3 of Article 66 of Law No. 6404/76 and Article 10 of CVM Directive No. 28 of 11/23/1983, for exercising the mandate hereby entrusted to it;

(b) That it accepts the mandate entrusted to it, and shall fully assume all of the duties and authority stipulated in specific laws and in this INSTRUMENT;

(c) That it agrees in full with the present INSTRUMENT and all of the clauses and conditions thereof, and

(d) That it is knowledgeable of the terms of Circular No. 1832 of October 31, 1990, of the Banco Central do Brasil.

9.2.2. [sic] - The ISSUER also declares that it has no connection to the FIDUCIARY AGENT that would otherwise impede the full exercise of its duties.

9.3      Substitution.

9.3.1. - In the event of temporary absence or impediment, waiver, death or any other case entailing vacancy, a General Meeting of Debenture-holders will be held within a maximum period of thirty (30) days from the date of the determining event, for the purpose of selecting a new FIDUCIARY AGENT; the said Meeting may be convened by the FIDUCIARY AGENT who itself is going to be replaced, or by the ISSUER, or by those debenture-holders representing at minimum ten percent (10%) of the outstanding securities, or further by the CVM. In the event that such a call for a Meeting of Debenture-holders does not occur by eight
(8) days prior to the end of the aforementioned period, it shall behoove the ISSUER to convene it. The compensation of the new FIDUCIARY AGENT shall be determined at the General Meeting of Debenture-holders that appoints the new FIDUCIARY AGENT.

9.3.2. - In the event that the FIDUCIARY AGENT is unable to continue performing its duties because of circumstances beyond the scope of this INSTRUMENT, it will have to so advise the debenture-holders immediately, requesting that it be replaced.

9.3.3. - After the close of the period stipulated for the distribution of the DEBENTURES on the market, the debenture-holders are authorized to proceed with the replacement of the FIDUCIARY AGENT and name its replacement at a General Meeting of Debenture-holders especially convened for such purpose.

9.3.4. - The permanent substitution of the FIDUCIARY AGENT is subject to prior notice to be given to the CVM and its determination that such substitution is in accordance with the requirements set forth in Article 8 of CVM Directive No. 28 of November 23, 1983, and any subsequent rules or laws.

9.3.5. - The replacement of the FIDUCIARY AGENT will have to be embodied in a rider to the present INSTRUMENT, which will have to be recorded in the same Real-Estate Registry as this INSTRUMENT.

9.3.6. - The FIDUCIARY AGENT shall begin the exercise of its duties on the date of this INSTRUMENT or on the date of any rider thereto that relates to substitution, and shall continue performing its duties until otherwise effectively replaced.

9.3.7. - The rules and regulations of the CVM shall apply to any cases involving the substitution of the FIDUCIARY AGENT.

9.4      Duties.

9.4.1. - In addition to whatever else may be provided by law or by the rules of the CVM, the following constitute duties and authority of the FIDUCIARY
AGENT:

(a) To protect the rights and interests of the debenture-holders, using all proper and appropriate care and diligence that any responsible person would customarily use in administering and managing his (her, its) own assets;

(b) To resign from its position in the event that a conflict of interest arises or there is any other impediment to exercising appropriate care and diligence;

(c) To keep proper books, records, correspondence and other documents related to the exercise of its duties;

(d) To verify upon acceptance of its mandate, the veracity of the information contained in this INSTRUMENT, taking the appropriate steps to determine whether there are any omissions and defects therein;

(e) To arrange with the appropriate government agencies, in the event that the ISSUER does not do so itself, for the recording of this INSTRUMENT and the respective riders, correcting any omissions or irregularities that might exist therein. In such case, the Registrar shall advise the ISSUER's management so that the latter can then provide whatever particulars or documents may be necessary to correct the omissions or irregularities;

(f) To monitor compliance with requirements for periodic submission of mandatory information, alerting the debenture-holders about any possible omissions or inaccuracies contained in said information;

(g) To issue an opinion regarding the sufficiency of information contained in proposals to amend the terms and conditions of the DEBENTURES;

(h) To request, whenever necessary for the performance of its duties, updated certificates from civil authorities, from Treasury Department offices, from registry offices, from Board of Conciliation and Arbitration and from the Office of the General Counsel of the Treasury Department, where the principal offices of the ISSUER are located;

(i) To request that a special audit of the ISSUER be undertaken, whenever necessary;

(j) To examine any amendment to the ISSUER's by-laws that might entail a change in its corporate purpose, it behooving the FIDUCIARY AGENT to convene a General Meeting of Debenture-holders for deliberating and resolving the matter, or approving an alternative proposal in accordance with ss. 2 of
Article 57 of Law No. 6404/76;

(k) To convene, whenever necessary, the General Meeting of Debenture-holders by means of a public announcement made at least three (3) times in such print media that the ISSUER usually uses for its publications;

(l) To appear at General Meetings of Debenture-holders for providing any information that may be requested of it;

(m) To prepare a report for distribution among the debenture-holders, pursuant to the terms of Article 68, ss. 1, paragraph "b" of Law No. 6404/76, which report will have to contain the following information at minimum:

(m.1) Any omission or inaccuracy that has come to its knowledge, contained in the information disclosed by the ISSUER, or moreover any failure to provide or delay in providing the mandatory information that is mandated of the ISSUER;

(m.2) Changes in the by-laws occurring during the period;

(m.3) Comments on the ISSUER's financial statements and accounts, focusing on economic and financial indicators and the ISSUER's capital structure;

(m.4) Distribution or placement position of the DEBENTURES on the market;

(m.5) Redemption, amortization, conversion, renegotiation and payment of interest on the DEBENTURES made during the period, as well as acquisitions and sales of DEBENTURES made by the ISSUER;

(m.6) Monitoring of the allocation of funds obtained through the issuance of the DEBENTURES, in accordance with the data obtained from the ISSUER's managers;

(m.7) Report on assets and securities turned over to it for administration;

(m.8) Performance of other obligations hereby assumed by the ISSUER;

(m.9) Declaration on its ability to continue performing the duties of FIDUCIARY AGENT;

(n) To place the report dealt with in paragraph "m" at the disposal of the debenture-holders within a maximum period of four (4) months from the close of the ISSUER's business year; this report shall be sent to the following places at the very least:

(n. l) The ISSUER's principal place of business;

(n.2) Its office, or whenever involved is a financial institution, the place indicated by it;

(n.3) The CVM;

(n.4) The Securities Exchange, whenever such is the case;

(n.5) The lead financial institution of the placement of the DEBENTURES;

(o) To publish in the print media that the ISSUER usually uses for its publications, an announcement advising the debenture-holders that the report is available to them at the locations indicated in paragraph "n";

(p) To maintain the list of debenture-holders and their addresses up-to-date by being in constant contact with the ISSUER in respect thereof;

(q) To coordinate the drawing and issuance of the debenture-holders to be acquired;

(r) To administer the funds obtained from the issuance of the DEBENTURES in the case provided for in ss. 2, Article 60 of Law No. 6404/76;

(s) To supervise and monitor compliance with the clauses of this INSTRUMENT, especially those that impose obligations to do something or not do something;

(t) To notify the debenture-holders, if possible on an individual basis, within a maximum period of ninety (90) days, of any non-performance by the ISSUER of the obligations assumed herein, indicating the place where further clarifications can be provided interested parties. A communication of like purport and tenor must be sent to the CVM and the Securities Exchange, whenever applicable;

(u) To verify the correct use of the Alternative Payment Mechanism - LEGAL TENDER, in accordance with what is provided in Clause VI of this INSTRUMENT, with the ISSUER being notified to correct any problems that may have arisen, and

(v) To verify the proper use of the funds obtained from the issuance of the DEBENTURES and kept in the ACCESSORY ACCOUNT, as provided in items 8.2 and following of the INSTRUMENT.

9.5      Specific Powers.

9.5.1. - The FIDUCIARY AGENT will use any legal or extra-legal procedures against the ISSUER for protecting and defending the interests of the community of debenture-holders and for enforcing the collection of their loans to the ISSUER, and in the event of any non-performance by the latter of its obligations, the FIDUCIARY AGENT shall:

(a) Declare the advance maturity of the DEBENTURES and proceed to collect the principal thereof and any accessory charges, observing the conditions of this INSTRUMENT;

(b) Execute guarantees or sureties, applying the proceeds to paying the debenture-holders, in full or proportionately;

(c) Petition for the ISSUER's bankruptcy if no real guarantees exist;

(d) Take any and all necessary steps for collecting the loans granted by the debenture-holders to the ISSUER through these DEBENTURES;

(e) Represent the debenture-holders in any bankruptcy proceedings or proceedings involving composition of creditors or the extra-legal liquidation of the ISSUER.

9.5.2. - The FIDUCIARY AGENT shall be exempt from liability for failure to adopt the measures set forth in paragraphs (a) and (d) of the introduction to this item only if, after a General Meeting of Debenture-holders had been convened, it is so authorized by a unanimous resolution enacted by the holders of the outstanding debentures; thus a resolution by the majority of the holders of the outstanding debentures shall suffice, whenever such event refers to the provisions of paragraph (e) of the introduction to this item.

9.6      Compensation.

The FIDUCIARY AGENT shall be entitled to fees for the performance of the duties incumbent upon it, in accordance with law and this INSTRUMENT; this compensation shall be paid to it as follows:

(a) Annual installments of ten thousand Reais (R$10,000.00) each, with the first installment falling due five (5) days after the date of confirmation of registration with the CVM;

(b) The installments mentioned in (a) above shall be indexed annually, in accordance with changes in the IGPM, accrued in the respective period;

(c) The said compensation shall be increased with the following taxes: Tax on services of any kind (ISS), Social Welfare Program Contribution (P.I.S.), Social Security Contributions (COFINS) and any other future taxes that may be assessed on the said compensation, exception made for the Income Tax at the rates in effect on the dates of each payment;

(d) This compensation covers the services to be rendered by the FIDUCIARY AGENT's technical team, as well as the FIDUCIARY AGENT's participation at meetings of debenture-holders, particularly in the light of the possibility that these meetings will be held at the FIDUCIARY AGENT's place of business;

(e) The compensation does not include expenses deemed necessary for the FIDUCIARY AGENT to perform its functions during the rendering of the services or thereafter; these expenses shall be paid by the ISSUER against presentation of the respective invoices accompanied by the appropriate receipts and vouchers issued directly to the ISSUER or reimbursable by it to the FIDUCIARY AGENT upon approval. The expenses referred to herein may be: publications in general (examples: publishing of the notice of a General Meeting of Debenture-holders, or of the announcement advising that the FIDUCIARY AGENT's annual report is now available to debenture-holders); also, notices, extracts of certifications, travel and lodging expenses, expenses incurred for use of specialists, such as auditors or attorneys rendering legal advice to the ISSUER;

(f) All expenses connected with legal and administrative proceedings that have to be incurred by the FIDUCIARY AGENT to safeguard the interests of the debenture-holders, will have to be approved and advanced by the debenture-holders and subsequently indemnified by the ISSUER in accordance with law. Such expenses that will be advanced by the debenture-holders also include third-party attorneys' fees, court costs and court fees in actions brought by the FIDUCIARY AGENT when representing the community of debenture-holders. Any court costs and expenses deriving from the loss of a legal action shall likewise be borne by the debenture-holders as well as the compensation of the FIDUCIARY AGENT in the event that the ISSUER remains in a state of non-performance for a period greater than sixty (60) days.

9.7       Expenses.

9.7.1. - The ISSUER shall reimburse the FIDUCIARY AGENT for all expenses appropriately incurred for protecting the rights and interests of the debenture-holders or for enforcing the collection of their loans.

9.7.2. - The aforementioned reimbursement shall be made immediately after submission of the respective statements of account to the ISSUER.

9.7.3. - In the event of non-performance by the ISSUER, all expenses connected with legal and administrative proceedings that have to be incurred by the FIDUCIARY AGENT to safeguard the interests of the debenture-holders, will have to be pre-approved and advanced by the debenture-holders and subsequently indemnified by the ISSUER in accordance with law. Such expenses that will be advanced by the debenture-holders also include third-party attorneys' fees, court costs, bonds and fees in actions brought by the FIDUCIARY AGENT or derived from actions brought against it in connection with the exercising of its duties, or moreover entailing financial damages or risks when representing the community of debenture-holders. Any court costs, bonds and expenses deriving from the loss of a legal action shall likewise be borne by the debenture-holders as well as the compensation of the FIDUCIARY AGENT and reimbursement of its expenses in the event that the ISSUER remains in a state of non-performance with respect to the payment thereof for a period greater than sixty (60) days, the FIDUCIARY AGENT being able to demand the posting of a surety by the debenture-holders to cover the risk of losing the case.

9.7.4. - The expenses referred to in this item shall also include those incurred in connection with:

(a) The publication of reports, notices and notifications, in accordance with what is stipulated in this INSTRUMENT, and any other publications required by applicable regulations;

(b) Extracts of certificates;

(c) Travel between the States of the Brazilian Federation and lodging connected therewith, whenever such is necessary for the performance of duties;

(d) Any additional and special or expert investigations or inquiries that might be essential should any omissions and/or inaccuracies appear in the information that is of pertinent interest to the debenture-holders.

9.7.5. - The FIDUCIARY AGENT's credit for expenses incurred in connection with protecting the rights and interests of the debenture-holders or enforcing collection of their loans that have not been otherwise paid in the manner established herein, shall be added to the ISSUER's debt and shall enjoy the same guarantees as the DEBENTURES, if such is the case, taking preference in the order of payment over said DEBENTURES.

             CLAUSE X - THE GENERAL MEETING OF DEBENTURE-HOLDERS

10.1     Convocation.

The General Meeting of Debenture-holders may be convened by the FIDUCIARY AGENT or the ISSUER or by debenture-holders representing at minimum ten percent (10%) of the outstanding DEBENTURES or by the CVM.

10.2     Quorum.

A quorum on an initial convocation shall be the presence of debenture-holders representing at minimum one-half (1/2) of the outstanding DEBENTURES; on a second convocation the required quorum will be any number of debenture-holders.

10.3     Presiding Chair.

The Meeting will be presided over by the debenture-holder elected by the debenture-holders or otherwise designated by the CVM.

10.4     Quorum for Deliberation.

For the Meeting's deliberations, each DEBENTURE shall be entitled to one (1) vote, with proxies permitted; a proxy may be a debenture-holder or not. Resolutions shall be passed by a majority of those present, with the exception of modifications of the DEBENTURE terms and conditions; in such case, resolutions will have to be passed by debenture-holders representing the majority of the outstanding DEBENTURES. Amendments to the conditions governing payment and renegotiation stipulated in Clauses 4.2, 4.3 and 4.9 will have to be approved by debenture-holders representing 100% of the outstanding DEBENTURES. The releasing of the ISSUER from its obligations and from situations entailing the advance maturity of DEBENTURES, as stipulated in Clauses 8.1, 8.2 and XI of this INSTRUMENT, will have to be approved by debenture-holders representing at least two-thirds of the outstanding DEBENTURES.

Excluded from the quorum requirements respecting the matters of establishing the Meeting and deliberation shall be DEBENTURES that are in the ISSUER's treasury, or owned by the ISSUER's affiliates, controlled companies, controlling companies or entities, Board members or Executive Committee members, including but not limited to persons and/or entities directly or indirectly related to any of the persons or entities mentioned above.

                     CLAUSE XI - CORPORATE REORGANIZATION

11.1 The ISSUER undertakes here and now, for itself and for its directly or indirectly controlled and/or affiliated companies, up to the maturity of the DEBENTURES of both series, not to engage in any operation or transaction that involves break-up, merger, dissolution, transformation and/or any other form of corporate reorganization related to the ISSUER or its directly or indirectly controlled and/or affiliate companies, except if cumulatively:

(i) The legal entity (entities) that result(s) from this corporate reorganization process is (are) a directly or indirectly affiliated or controlled company (companies) of the ISSUER, established as a corporation(s) or limited liability stock company (companies), duly organized and existing under the laws of Brazil (hereinafter the "NEW CORPORATION(S)"), and

(ii) The NEW CORPORATION(S) finance(s) jointly and severally all of the ISSUER's obligations with respect to the present public issuance embodied in or deriving from this INSTRUMENT and from the DEBENTURES, and allow(s) that the DEBENTURES have the LEGAL TENDER mechanism with regard to the invoices for supply of electric energy that become billed by said NEW CORPORATION(S) under the same terms as given in Clauses VI and VII of this INSTRUMENT, through the making of a rider to the within INSTRUMENT in a form and with a substance acceptable to the FIDUCIARY AGENT; the aforesaid rider will have to be recorded with the competent Real-Estate Registry Office and with the CVM at the exclusive expense of the ISSUER or the NEW CORPORATION(S), and

(iii) It is evidenced that this corporate reorganization has not resulted or will not result in any non-performance of any nature by the ISSUER and/or its directly or indirectly controlled or affiliated companies, including the NEW CORPORATION(S), including non-performance with respect to any obligation embodied in or deriving from this INSTRUMENT and the DEBENTURES, and

(iv) The consolidated net worth of the ISSUER after completion of the corporate reorganization is not less than its consolidated net worth prior to the corporate restructuring.

11.3 The obligation stipulated in Clause XI will have to be included in any notice of sale of stock control of the ISSUER and its directly or indirectly controlled and/or affiliated companies.

11.4 Notwithstanding what is stipulated in items 11.2 and 11.2 of this Clause XI, the ISSUER (or any one of its directly or indirectly controlled and/or affiliated companies), may prior to the end of the maturity period of the DEBENTURES of both series, engage in operations or transactions involving break-up, merger, dissolution, transformation and/or any other form of corporate reorganization related to the ISSUER or its directly or indirectly controlled and/or affiliate companies, in the event that at least two thirds (2/3) of the outstanding DEBENTURES approve such corporate reorganization in accordance with what is deliberated and resolved at a specific General Meeting of Debenture-holders, in accordance with the provisions of Article 124 of Law No. 6404/76 and with the other applicable provisions of this INSTRUMENT.

                   CLAUSE XII - DECLARATIONS AND GUARANTEES

12.1     The FIDUCIARY AGENT declares and guarantees the ISSUER that:

(a) It is duly authorized to make this INSTRUMENT and perform the obligations therein stipulated, and furthermore has met all of the necessary legal and statutory requirements for doing so;

(b) It is duly qualified to engage in the activities of a fiduciary agent pursuant to current applicable regulations;

(c) This INSTRUMENT constitutes a valid and legal obligation of the FIDUCIARY AGENT, executable in accordance with its terms and conditions, and

(d) The making of this instrument and the performance of the obligations thereunder do not infringe upon any obligation previously assumed by the FIDUCIARY AGENT.

12.2     The ISSUER herein declares and guarantees that:

(a) It is a corporation duly organized and existing as a combined public and private entity;

(b) The persons representing it and who sign this INSTRUMENT have full powers to do so;

(c) All corporate authorizations required for making this INSTRUMENT and for performing all of the obligations assumed herein were obtained and are valid, effective and in full force;

(d) The terms of this INSTRUMENT do not run counter to (a) any contract or document wherein the ISSUER (or its controlling companies or companies controlled by it or its direct or indirect affiliates) is a party or to which any of its assets and properties are linked; (b) any law, decree or regulation that affects the ISSUER (or its controlling companies or companies controlled by it or its direct or indirect affiliates) or that affects any of its assets and properties or (c) any order, administrative decision or court sentence that affects the ISSUER (or its controlling companies or companies controlled by it or its direct or indirect affiliates) or any of its assets and properties;

(e) This INSTRUMENT constitutes a valid and legal obligation of the ISSUER, executable in accordance with its terms and conditions;

(f) It is disposed to perform the obligations contained herein, especially those stipulated in Clause VIII above;

(g) The Preliminary and Final Prospectuses covering the issuance of the DEBENTURES (collectively the "Prospectus") contain: (i) all relevant information pertaining to the ISSUER, its controlled and affiliated companies, within the context of this issuance of debentures, that is required such that investors and their advisors are knowledgeable of the terms and conditions with a view towards undertaking a proper analysis of the ISSUER's assets, liabilities and commitments, as well as its financial condition, profits, losses, prospects and rights in respect of the DEBENTURES; that there are no false statements nor any omissions of relevant facts, and therefore the said information is not deceptive, incorrect or untrue; (ii) the statements made in the Prospectus with regard to the ISSUER and its controlled and affiliated companies are true and are not deceptive, incorrect or untrue; (iii) the opinions, analyses and (if any) projections expressed in the Prospectus with regard to the ISSUER and its controlled and affiliates companies were given honestly and were based upon reasonable suppositions, having been expressed after all reasonable circumstances were considered; (iv) there are no other facts with respect to the ISSUER and its controlled and affiliated companies, the omission of which within the context of this issuance would cause a statement in the Prospectus to become deceptive, incorrect or untrue, and (v) all efforts have been made by the ISSUER to ensure that the statements made, the information contained and the facts described in the Prospectus are true, correct and complete;

(h) The ISSUER's financial statements dated December 31, 2000, and the Quarterly Information Reports dated June 30, 2001, correctly represent the ISSUER's financial conditions and that of its controlled and affiliated companies on that date, and were prepared in accordance with generally-accepted accounting principles in Brazil;

(i) Both the ISSUER and its controlled and affiliated companies are in compliance with all laws, regulations, administrative regulations and directives of government agencies and courts that are applicable to the conduct of its business, and

(j) Save for those contingencies reported in the Prospectus, there is no legal action, administrative or arbitration proceeding, inquiry or other type of government investigation pending against the ISSUER that would otherwise have an adverse impact on it, its controlled and affiliated companies, or on its financial condition or on its operations.

12.2.1. - The ISSUER irrevocably and firmly undertakes to indemnify the debenture-holders, the FIDUCIARY AGENT and the banks coordinating this issuance, as well as their respective directors, employees and consultants for any and all damages, losses, costs and/or expenses (including court costs and attorneys' fees) incurred by the debenture-holders, by the FIDUCIARY AGENT and by the banks coordinating this issuance, along with their respective directors, employees and consultants, because of any untruthful or incorrect statements made in connection with this issuance.

12.2.2. - Without prejudice to what is stipulated in 12.2.1 above, the ISSUER undertakes to give immediate notice to the debenture-holders and the FIDUCIARY AGENT in the event that any of the statements made herein should turn out to be untrue, incomplete or incorrect.

                       CLAUSE XIII - GENERAL PROVISIONS

13.1     Waiver.

The waiver of any of the rights deriving from this INSTRUMENT is not presumed. Accordingly, any delay or omission in the exercising of any right, power or remedy that falls to the debenture-holders because of any non-performance by the ISSUER, shall prejudice the exercise of such rights, powers or remedies, or shall be interpreted as constituting a waiver thereof or concurrence with said non-performance, nor shall constitute a novation or precedent insofar as concerns any other non-performance or delay.

13.2     Jurisdiction.

Election is made of the city of Belo Horizonte, State of Minas Gerais as jurisdiction for hearing and settling any disputes or disagreements that might arise from this INSTRUMENT, and the parties waive any more preferred jurisdiction.

NOW, THEREFORE, the parties affix their signatures to this INSTRUMENT in five
(5) copies of like purport and tenor, together with the two witnesses, who also sign below.

                       Belo Horizonte, October 4, 2001.

COMPANHIA ENERGETICA DE MINAS GERAIS (CEMIG)


/s/ Djalma Bastos de Morais                 /s/ Cristiano Correa de Barros
---------------------------------           ------------------------------------
Name: Djalma Bastos de Morais               Name: Cristiano Correa de Barros
Title: President-Director                   Title: Finance & Investments Director


PLANNER CORRETORA DE VALORES S.A.


/s/ Artur Martins Figueiredo                /s/ Viviane A. R. dos Santos
-----------------------------------         -----------------------------------
Name: Artur Martins Figueiredo              Name: Viviane A. R. dos Santos
Title: Authorized Agent                     Title: Authorized Agent



                                      28

WITNESSES:


/s/ Marco Tulio Campos Guimaraes            /s/ Joao Batista Pezzini
-----------------------------------         -----------------------------------
Name: Marco Tulio Campos Guimaraes          Name: Joao Batista Pezzini
Tax I.D. No. 204.021.396-15                 Tax I.D. No. 252.931.176-53



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